EXHIBIT 3.75
AMENDMENT TO ARTICLES OF ORGANIZATION
Form 405 NOT VALID AFTER JUNE 30, 2004
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Filing fee: $25.00
Deliver to Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us
Pursuant to § 7-80-209 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), this Amendment to the Articles of Organization is delivered to the Colorado Secretary of State for filing.
The name of the limited liability company is: Courtesy Ford Broadway, LLC.
The Articles of Organization shall be amended as set forth herein (mark all that apply):

☑	There is a change in the name of the limited liability company to: Courtesy Broadway, LLC. The entity name of a limited liability company must contain the term “limited liability company”, “ltd. liability company”, “limited liability co.”, or “ltd. liability co.” or the abbreviation “LLC” or “L.L.C.” §7-90-601(3)(c), C.R.S.

☐	There is a false or erroneous statement in the articles of organization:
The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused are: Michael G. McKinnon, 5984 South Prince Street, Ste. 103, Littleton, CO 80120.
Please refer to § 7-90-301 (8), C.R.S.